Exhibit 10.1

Equity Cooperation Agreement

No.: GQHZ-FTK-YJT-20220109

This Equity Cooperation Agreement is signed by the following parties on the date of: January 14th, 2022

Party A: Fintech (Henan) Supply Chain Management Co., Ltd.

Address: No. 39, 13th Floor, Building 162, No. 80, Dianchang Road, High-tech

Development Zone, Zhengzhou City, Henan Province

Legal representative: Li Nan

Party B: Xu Guifeng

ID number: [XXXX]

Party C: Henan Youjiatian Agricultural Technology Co., Ltd.

Address: South of Yangchang Village, Handongzhuang Town, Pingyuan

Demonstration Zone, Xinxiang City

Legal representative: Xu Guifeng

In this Agreement, Party A and Party B are referred to as “Party” or “Any Party”, collectively referred to as “Parties”, Party C is referred to as “Target Company” or “Company”, Party A, Party B and Target Company are collectively referred to as “Parties” “.

Given:

1.	Party A is a professional agricultural supply chain service provider, Party C is a professional agricultural product trader, Party A and Party C in the field of agricultural product circulation complementary advantages, there is a good foundation for cooperation.

2.	Party B voluntarily introduces the investment of Party A, and jointly improve Party C’s agricultural product trade market share, achieve mutual benefit.

3.	Party B intends to transfer part of the equity of Party C held by it to Party A.

In view of the above, in order to clarify the rights and obligations of all parties, all parties have reached this equity cooperation agreement through friendly negotiation, which is hereby abide by.

1.	Equity transfer plan

1.	1 Profile of the target company

1.1.1	Company name: [Henan Youjiatian Agricultural Technology Co., Ltd.].

1.1.2	Registered capital: RMB [30,000,000.00] yuan. As of the date of signing this agreement, the paid-in registered capital is RMB [0.00] yuan.

1.1.3	Shareholder: Xu Guifeng, holding 100% of the shares.

1.2	Target equity transfer and price

1.2.1	Party B transfers [51]% of the equity of the target company to Party A, and the transfer price is RMB [five hundred and ten thousand] yuan.

1.2.2	After the change of the industrial and commercial registration of the target equity transfer, the shareholding ratio of both parties in the target company is as follows: Party A accounts for [51]%; Party B accounts for [49]%.

1.2.3	Party A shall pay the equity transfer price to the following account of Party B:

Account name [Xu Guifeng.]

Bank account number: [XXXX]

Account Bank [China Construction Bank Corporation Zhengzhou Sub-branch]

1.3	Target Company’s Existing Debt Commitment

1.3.1	The existing debts of the target company before the equity delivery shall be borne by Party B. After the equity delivery, if the creditors of the existing debts seek repayment from the target company, Party B shall transfer the corresponding funds to the target company and the target company shall pay off the debts; the creditors of the existing debts shall pay off the debts; Where joint and several liability is claimed against Party A and/or Party B, B shall pay off the debts to the creditors and shall not seek compensation from Party A.

1.3.2	Party B pledges its 49% equity in the target company to Party A as a guarantee for its existing debts. If Party B fails to perform in accordance with Article 1.3.1, resulting in the target company or Party A actually assuming the existing debts, Party A has the right to exercise the right of equity pledge. The equity pledge is subject to the equity pledge contract signed by both parties.

1.3.3	The target company shall obtain the “Approval of the People’s Government of Xinxiang City on the Conversion of the 38th Batch of Township Construction Land to Agricultural Land in Yuanyang County in 2021” (Xinzhengtu [2021] No. 301) within 180 days after the equity transfer The land use right of the land in Yangchang Village and Renzhuang Village, Handongzhuang Town, totaling [92] mu of land, and the land use right and the buildings on the ground are mortgaged to Party A and go through the mortgage registration procedures, as Party B assumes the stock debt guarantee. If Party B fails to perform in accordance with Article 1.3.1, resulting in the target company or Party A actually assuming the existing debts, Party A has the right to exercise the land mortgage. The mortgage of the land use right shall be subject to the land mortgage contract signed by Party A and the target company. After the above-mentioned land mortgage registration is completed, Party A shall cooperate with Party B to handle the cancellation registration of the equity pledge.

1.3.4	If the target company fails to obtain the land use rights and mortgage the land use rights to Party A within 180 days from the date of equity delivery, Party B shall immediately repay all the existing debts of the target company. The party has the right to adjust the amount of shareholder borrowing in Article 2 of this agreement until the provision of shareholder borrowing is suspended.

1.4	Prerequisites for Equity Delivery

Both parties unanimously agree that the completion of the equity transfer change registration is subject to the completion or satisfaction of all the following conditions precedent:

(1)	The parties have formally and effectively completed the signing of the new articles of association of the target company and other transaction documents that meet the requirements of this agreement, and have obtained all necessary authorizations or licenses for signing the above documents;

(2)	There are no events, facts, conditions, changes or other circumstances that have produced or are reasonably foreseeable to have a material adverse effect on the financial position, business, assets, liabilities, prospects or operations of the target company and its affiliates;

(3)	The representations and warranties made by Party B and the Target Company in this Agreement are continuously true, complete and accurate;

(4)	Party B and the target company have performed and complied with all the agreements, obligations and conditions required by this Agreement to be performed or complied with on or before the delivery date;

(5)	Party B pledges its 49% equity in the target company to Party A, and completes the registration of the equity pledge;

(6)	The target company will fully settle the construction project payment including but not limited to the warehouse.

1.5	Industrial and commercial change registration

The target company and Party B undertake and guarantee that Party B will complete the industrial and commercial change registration procedures for the paid-in registered capital of 1,000,000.00 yuan and the equity transfer within 15 working days after Party A pays the equity transfer price. If the target company fails to complete the industrial and commercial change registration procedures without Party A’s reasons within 15 working days after Party A pays the equity transfer price, Party A has the right (but not the obligation) to unilaterally cancel the equity transfer transaction under this agreement and request Party B Return the equity transfer price paid by Party A within 3 working days designated by Party A.

1.6	Capital Contribution Certificate and Register of Shareholders

On the date of completion of the industrial and commercial change registration, the target company shall issue a capital contribution certificate and a register of shareholders to Party A. The capital contribution certificate shall specify the following items: company name, registered capital, shareholder’s name, shareholder’s capital contribution ratio, and the date of issuance of the capital contribution certificate. The capital contribution certificate shall be signed by the legal representative of the company and stamped with the company seal. The register of shareholders shall contain the following items: the names and domiciles of all shareholders of the company, the capital contribution of each shareholder, the capital contribution/equity ratio and the number of the capital contribution certificate, and the date of issuance of the register of shareholders. The register of shareholders should be signed by the legal representative of the company and stamped with the company seal.

2.	Shareholder Loans

2.1	Shareholder loan amount

2.1.1	According to the business development of the target company, Party A will invest RMB 50 million to 200 million in the form of shareholder loans to the target company. The borrowing of funds by Party A’s shareholders, subsidiaries at all levels, actual controllers and other affiliated companies to the target company is regarded as a loan from Party A to the target company.

2.1.2	The shareholder loan amount provided by Party A is the annualized loan amount, the annualized loan amount of a single shareholder loan = loan amount * loan period/365, and the total annualized loan amount is the sum of all single annualized loan amounts.

2.2	Purpose of shareholder loan

2.2.1	Party B and the target company undertake that the loan provided by Party A can only be used for the investment of agricultural trade projects and shall not be used for any other purpose.

2.2.2	All parties agree that Party A has the right to request the target company to open a special account for project investment, and the inflow and outflow of project funds must be through the special account.

2.3	Shareholder loan guarantee

2.3.1	The shareholder loan provided by Party A is an interest-free loan.

2.3.2	Party B agrees to undertake joint and several liability guarantee for the target company’s repayment responsibility to Party A. The specific guarantee responsibility is subject to the guarantee document issued by Party B when Party A and the target company sign the loan agreement.

2.4	Shareholders’ loan arrangement

2.4.1	Party A undertakes to perform the obligation to borrow funds from the target company in a timely manner according to business needs. The specific amount, time for the availability of funds and time for repayment of the principal will be separately agreed by Party A and the target company according to the actual situation of the project.

2.4.2	If the new project of the target company needs to use Party A’s funds, the project should be submitted to the risk control person appointed by Party A for review. After review, the risks of the proposed project are uncontrollable and the loan may not be recovered. The right not to provide loans to the project.

3.	Objective Corporate Governance

3.1	Decision-making bodies

3.1.1	The target company has a general meeting of shareholders as the highest authority, and shareholders exercise their voting rights in proportion to their shareholdings.

3.1.2	The target company shall have executive directors and general managers. The general manager and legal representative are held by Xu Guifeng, and the executive director is appointed by Party A. Both Party A and Party B shall go through the formalities for the change of executive director while going through the industrial and commercial change registration.

3.2	Decision-making mechanism

The following major issues of the target company shall be reviewed and approved by the shareholders meeting in accordance with the decision-making mechanism stipulated in the revised articles of association, and resolutions shall be formed only when the shareholders present at the shareholders meeting hold more than half of the voting rights:

(1)	Increase or decrease the registered capital;

(2)	The merger, division, acquisition, dissolution, liquidation or change of the company form of the company;

(3)	Significant changes in the company’s business scope, nature and/or business activities;

(4)	Amend the articles of association of the company;

(5)	The company sets up any mortgage, pledge, debt burden or other security interest or assignment of any nature to all or part of its real estate, assets or intellectual property;

(6)	In addition to the target company’s annual budget, the accumulative non-routine operating debts and major capital expenditures exceeding [ ] million RMB in one-off or within 12 consecutive months;

(7)	External guarantees;

(8)	Conduct any related party transactions with any shareholder or shareholder related party;

(9)	Establishing shareholding or holding subsidiaries, joint ventures, partnerships, or foreign investment or introduction of strategic investors;

(10)	Approve and/or revise the annual budget/business plan;

(11)	Any related party transaction with any shareholder or shareholder related party;

(12)	The company’s new financing plan;

(13)	Other matters that may have a significant impact on the production and operation, performance and assets of the target company.

3.3	Operation and Management

3.3.1	The target company shall have one general manager, one business person in charge, one financial person in charge, and one risk control person in charge, as the executives of the target company.

3.3.2	The general manager shall be appointed by Party B and shall be fully responsible for the operation and management of the target company.

3.3.3	Party A is responsible for the financial management, risk control management and business management of the target company. The licenses, seals and bank account keys of the target company are jointly kept by both parties.

(1)	Financial management. The target company’s finances are subject to a double review system. Both parties have the right to appoint a financial controller. The financial controller is responsible for the in and out of the company’s funds and accounting processing. The persons in charge jointly agree that the company account U-KEY shall be jointly kept by the financial persons in charge of both parties. Party A has the right to appoint an independent auditing agency to audit or review the target company’s phased business operations; the financial statements of the target company shall be consolidated by Party A, and Party B shall actively assist and cooperate with Party A in the consolidated financial statements of the target company (including but not limited to providing the above-mentioned consolidated financial statements). Certificates, documents, statements, certificates and other materials required for Party A’s consolidated financial statements).

(2)	Risk control, the person in charge of risk control of the target company shall be appointed by Party A. The company’s risk control strategy, risk control system, product and project risk control measures shall be subject to the opinions of Party A and its appointed risk control person in charge.

(3)	Business management. The person in charge of business is appointed by Party B and is responsible for the development and implementation of the project.

3.	4 Related party transactions

In principle, the target company shall not conduct any type of related transactions. If there are unavoidable related transactions, the related shareholders or directors involved in such related matters shall abstain from voting, and the non-related shareholders or directors shall unanimously agree to pass.

3.	5 Right to know

As shareholders, Party A and Party B have the right to know and supervise the operation and management of the target company, and have the right to obtain information and materials on the financial, management, operation, market or other aspects of the target company. The target company shall provide shareholders with financial and business data on time. and information, one shareholder needs to cooperate with the other shareholder to realize the above rights.

4.	The target company’s commitment to the transfer of land use rights

4.1	The land use right transfer fee mentioned in Article 1.3.3 of this agreement shall be borne by Party B. If the target company obtains a special loan for the land transfer fee, Party B shall transfer the corresponding amount to the target company before the target company repays the loan. The principal and interest of the loan shall be repaid with Party B’s funds.

4.2	In order to guarantee Party B’s performance of the obligations mentioned in the first paragraph of this article, the target company shallThe land use right and the above-ground buildings shall be mortgaged to Party A and the mortgage registration procedures shall be completed,If Party B fails to perform in accordance with the provisions of Article 4.1, resulting in the target company or Party A actually bearing the land transfer fee or the principal and interest of the land transfer fee loan, Party A has the right to exercise the land mortgage.

5.	Performance Commitment and Compensation

5.1	Turnover performance commitment and compensation

If the sales of the main business of the target company in any natural year cannot reach 4 times of the total annualized loan provided by Party A, Party A has the right to adjust the amount of loans provided to the target company or not to provide loans to the target company.

5.2	Net Profit Performance Commitment and Compensation

Party B agrees that if the target company’s annual net profit is lower than 18% of the total annualized loan from shareholders, Party A shall distribute 75% of the total profit and Party B shall distribute 25% of the total profit. If the target company’s annual net profit is higher than or equal to 18% of the shareholders’ total annualized borrowings, both parties shall distribute the profits in proportion to their equity.

6.	Exit Mechanism

6.1	Party A’s repurchase request right

In the following circumstances, Party A has the right to require Party B to transfer all the shares held by it in the target company at the consideration of RMB [Five Hundred and One Thousand] Yuan and cooperate with Party A to complete the registration of changes in industry and commerce.

(1)	Party B and the target company deliberately concealed the company’s debts and contingent liabilities with respect to the financial data disclosed to Party A for this cooperation;

(2)	The target company’s ability to repay the existing debts before the equity delivery is insufficient, and there is a possibility that the creditor may break through the limited liability of the legal person and seek repayment of its claims against the target company from Party A.

6.2	Party B’s right to request repurchase

6.2.1	In the following circumstances, Party B has the right to require Party A to transfer all the equity interests of the target company held by it to Party B at a consideration of RMB [Five Hundred and One Thousand] Yuan, and cooperate with Party B to complete the industrial and commercial change registration.

(1)	Party A fails to perform the loan obligations in accordance with this agreement;

(2)	Both parties agree to terminate the equity cooperation.

6.2.2	Party A voluntarily provides [ ] as a guarantee for Party A to perform the equity transfer obligations stipulated in Article 6.2.1. If the equity repurchase conditions stipulated in Article 6.2.1 are met and Party A fails to perform the equity transfer obligations, Party B shall claim the right to guarantee responsibility to Party A. The specific guarantee responsibilities shall be subject to the guarantee documents signed by both parties.

7.	Party A’s rights and other agreements

7.1	Equity transfer

7.1.1	Unless the prior written consent of Party A and Party B is obtained, Party A and Party B shall not directly or indirectly sell, donate, pledge, set encumbrance or otherwise dispose of any equity interest in the company held by Party A and Party B (collectively referred to as “transfer”). ).

7.1.2	Party B hereby agrees to waive and promise not to exercise all rights enjoyed by Article 71 of the Company Law, and shall not require Party A to purchase its existing equity when Party A does not agree with its transfer, nor shall Party A The purchase of its existing equity is deemed to agree to its transfer.

7.1.3	Party B and the target company agree that Party A may transfer and sell all or part of the company’s equity held by Party A to its affiliates, designated persons or any other third party. The right of first refusal or the right to know sets obstacles to Party A or the transferee.

7. 2	Right of first refusal

7.2.1	Under the premise of obtaining written approval from Party A, Party B and other existing shareholders intend to directly or indirectly transfer all or part of the company’s equity held by them to any third party (“Proposed Transfer of Equity”), and the When the transferee (“target transferee”) has made a legally binding offer, Party A has the right to purchase all or part of the shares to be transferred in priority according to the same terms of the planned sale.

7.2.2	When the above situation occurs, the shareholder who intends to transfer the equity shall notify Party A in writing of the amount of the equity to be transferred, the transfer price and the main conditions (“Transfer Notice”). Party A shall notify the shareholder in writing whether to exercise its right of preemption within five working days after receiving the transfer notice; if the above written notice fails to be completed within the five working days, Party A shall be deemed to have agreed to waive its right of first refusal.

7.3	Co-sale rights

7.3.1	If Party A fails to exercise its right of first refusal in accordance with Article 7.2, it shall have the right to propose a co-sale to Party B and the transferee with the share of equity that Party B intends to transfer and the consideration, and Party A shall exercise the right of first refusal in accordance with other shareholders of the company. The number of remaining shares * in proportion (proportion = the proportion of the company’s equity held by Party A at that time ÷ (the proportion of the company’s equity held by Party A at that time + the proportion of the company’s equity held by the shareholders who intend to transfer the equity)), together with the shareholders who plan to transfer the equity to the target. The transferee transfers its equity in the company.

7.3.2	Party A has the right to submit a written notice to the shareholders who intend to transfer the equity within 5 working days after receiving the transfer notice to exercise their joint sale rights; if the above written notice fails to be completed within the 5 working days , Party A shall be deemed to have agreed to waive its joint sale rights. If Party A chooses to exercise the right of joint sale, the company and the party transferring the equity shall ensure that the target transferee purchases the equity of Party A at the same price and conditions, and deduct the part jointly sold by Party A proportionally from the total equity to be transferred.

7.4	Non-compete

Party B or/and any of its affiliates warrant and undertake to Party A that they will not engage in any form of competitive business, and undertake that they will not conduct any form of business anywhere in or outside China, including but not limited to investment, acquisition, joint venture, joint venture, Contracting, leasing, or other means of holding shares or equities to engage in business that constitutes or may constitute a direct or indirect competitive relationship with the relevant business involved in the production and operation of the company.

8.	Representations, Warranties and Undertakings

8.1	Warranties and commitments of the parties

(1)	It is a legal person duly established and validly existing in accordance with Chinese laws; or a citizen of the People’s Republic of China, without dual nationality.

(2)	It has all, sufficient and rights and authorization to sign and perform this agreement, and has the capacity to sign this agreement in accordance with Chinese law.

(3)	It warrants that all the documents and materials it provides for the signing of this agreement are true, valid and complete.

(4)	The execution or performance of this agreement does not violate any major contract or agreement to which it is a party or binds itself or its related assets.

(5)	The representative who signed this agreement has been fully authorized to sign this agreement according to a valid power of attorney or a valid legal representative certificate.

(6)	It guarantees that the information contained in this agreement shall be kept confidential, except for disclosures required by law or relevant regulatory agencies/authorities (as the case may be), and disclosure to relevant intermediaries in this agreement.

8.2	Guarantee and commitment of Party B and the target company

(1)	It has fully, detailed and timely disclosed to Party A all the information and materials related to this transaction that Party A knows and masters, without major omissions, misleading and fictitious.

(2)	It has fully, truly and completely disclosed to Party A the assets, liabilities, rights and interests and external guarantee information of the target company.

(3)	The government licensing, approval or filing procedures necessary for the target company to carry out the production, trade and circulation of agricultural products remain valid.

9.	Keep Secret

9.1	Except as otherwise provided in this Agreement, each party shall treat any information received or obtained in connection with the execution of this Agreement (including any agreements and documents signed in accordance with this Agreement) in relation to the following as confidential information and shall not be disclosed to any third party: Third Party Disclosure or Use:

(1)	the terms of this Agreement and the terms of any agreement entered into under this Agreement;

(2)	Negotiations concerning this Agreement (and other related agreements); or

(3)	Business, financial or other affairs related to the company.

9.2	Clause 9.1 prohibits the disclosure or use of any information in the following cases:

(1)	Disclosure or use is required by law, rules or regulations of any regulatory authority;

(2)	Disclosure or use is required by any judicial process arising from this Agreement or any other agreement concluded pursuant to this Agreement, or reasonably disclosed to the tax authority regarding taxation matters of the disclosing party;

(3)	Disclosure to professional advisors of all parties;

(4)	The information has entered the public domain without violating this agreement;

(5)	The disclosure or use has been approved in writing by the other party in advance.

9.3	This clause shall survive the termination of this Agreement.

10.	Possession and use of intellectual property

10.1	Except as otherwise provided in this Agreement, at the time of signing this Agreement and after the signing of this Agreement, the target company is the company name, brand, trademark and patent, trade name and brand, website name, domain name, proprietary technology, various business The sole and legal owner of the relevant intellectual property rights and licensing rights such as licenses.

10.2	When and after the signing of this agreement, any legal technology and marketing related to the company and its products must be licensed and/or authorized by the company.

11.	Notice and Service

11.1	During the validity period of this agreement, due to changes in laws, regulations and policies, or either party loses the qualification and/or ability to perform this agreement, which affects the performance of this agreement, the party shall undertake the obligation to notify other parties within a reasonable time. .

11.2	The parties to the agreement agree that any notice related to this agreement shall be effective only if it is delivered in writing. Written forms include but are not limited to: fax, courier, mail, email. The above notice shall be deemed to have been delivered: by fax, on the day the fax is successfully sent and received by the recipient; by courier or by hand, on the day the recipient receives the notice; by registered mail If the mail is sent, it will be sent within one working day after it is sent; if it is sent by email, it will be delivered after the email is successfully sent.

11.3	Notices are deemed to have been effectively delivered if they are delivered to the following locations or sent to the following fax numbers or to the following e-mail addresses:

Party A: Fintech (Henan) Supply Chain Management Co., Ltd.

Address: No. 39, 13th Floor, Building 162, No. 80, Diandian Road, High-tech

Development Zone, Zhengzhou City,

Henan Province

Recipient: Li Nan

Fax number:

Email: linan@fintaike.com

Party B: Xu Guifeng

Fax number:

Email: 253686355@qq.com

Party C: Henan Youjiatian Agricultural Technology Co., Ltd.

Address: South of Yangchang Village, Handongzhuang Town,

Pingyuan Demonstration Zone,

Xinxiang City

Recipient: Xu Guifeng

Fax number:

Email: 253686355@qq.com

12.	Breach of Contract and Liability

12.1	Any breach of this agreement or the guarantees and promises made by either party constitutes a breach of contract, and the breaching party shall compensate the other party for the losses caused by its breach of contract.

12.2	Failure to exercise or delay in exercising a right under this Agreement or the law does not constitute a waiver of that or other rights. The single or partial exercise of a right under this Agreement or the law does not prevent its further continued exercise of that or other rights.

13.	Change, Cancellation and Termination of Agreement

13.1	Any amendments and changes to this Agreement shall be subject to separate negotiation by the parties to the agreement and a written agreement on the amendments and changes shall be signed.

13.2	This Agreement shall be terminated in the following circumstances:

(1)	It is terminated by mutual agreement of the parties concerned.

(2)	If either party commits a breach of contract and fails to make corrections within 10 days from the date when the observant party issues a written notice requesting correction, the observant party has the right to unilaterally terminate this agreement.

(3)	This agreement cannot be performed due to force majeure.

13.3	The party that proposes to rescind the agreement shall notify the other parties in writing, and the notice shall take effect when it reaches the other parties.

13.4	After the termination of this agreement, the right of the non-observing party to demand compensation for losses from the breaching party will not be affected.

13.5	Neither party may assign its rights and obligations under this Agreement or this Agreement in whole and/or in part unless the parties to this Agreement have reached consensus and reached a written agreement.

14.	Dispute Resolution

14.1	The validity, interpretation and performance of this Agreement shall be governed by the laws of the People’s Republic of China.

14.2	Any disputes arising from this agreement between the parties to this agreement shall be resolved through friendly negotiation first. If the negotiation fails, either party may file a lawsuit with the court where the plaintiff is located.

14.3	This Agreement shall remain in full force and effect in all respects, except the matters of litigation, during proceedings under this clause. Except for the obligations involved in the litigation matters, each party shall continue to perform its obligations and exercise its rights under this Agreement.

15.	By-laws

15.1	For matters not covered in this agreement, all parties may sign additional documents, which are an integral whole with this agreement and have the same legal effect as this agreement.

15.2	This Agreement shall be established and become effective after all parties sign and seal it. This Agreement is made in duplicate, and each party holds two copies, each of which has the same legal effect.

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Party A (seal):

Signature of Legal Representative):

Party B (signature):

Party C (seal):

Signature of Legal Representative):